                                                                      EXHIBIT 12

                               VENATOR GROUP, INC.
                               -------------------

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------
                                   (Unaudited)
                                 ($ in millions)

                                                26-weeks ended                             Fiscal Years Ended
                                            ----------------------    ---------------------------------------------------------
                                            July 31,       Aug. 1,    Jan. 30,     Jan. 31,    Jan. 25,    Jan. 27,    Jan. 28,
                                              1999          1998        1999         1998        1997        1996        1995
NET EARNINGS
Income (loss) from continuing
 operations, after-tax ................       $ (52)          14           3          213         209          29          23

Income tax expense (benefit) ..........         (34)          10         (42)         120         139          34          41

Interest expense, excluding capitalized
 interest .............................          33           25          57           36          53          91          85

Portion of rents deemed representative
 of the interest factor (1/3) .........          90           82         180          163         162         157         150
                                              -----        -----       -----        -----       -----       -----       -----
                                              $  37          131         198          532         563         311         299
                                              =====        =====       =====        =====       =====       =====       =====

FIXED CHARGES
Gross interest expense ................       $  34           27          64           36          53          91          85

Portion of rents deemed representative
 of the interest factor (1/3) .........          90           82         180          163         162         157         150
                                              -----        -----       -----        -----       -----       -----       -----
                                              $ 124          109         244          199         215         248         235
                                              =====        =====       =====        =====       =====       =====       =====

RATIO OF EARNINGS TO FIXED
 CHARGES ..............................         0.3          1.2         0.8          2.7         2.6         1.3         1.3
                                              -----        -----       -----        -----       -----       -----       -----




Earnings were not adequate to cover fixed charges by $87 for the twenty-six weeks ended July 31, 1999 and by $46 million for the fiscal year ended January 30, 1999.